Filed pursuant to 424(b)(3)

Registration Statement No. 333-277553

PROSPECTUS SUPPLEMENT NO. 16

(To Prospectus dated May 31, 2024)

SMX (SECURITY MATTERS) PUBLIC LIMITED COMPANY

Issuance of up to 69,865 Ordinary Shares

This prospectus supplement (this “Prospectus Supplement”) is being filed to update and supplement our prospectus contained in our Post-Effective Amendment No. 1 to Form F-1, dated May 31, 2024, as supplemented (the “Prospectus”), relating to the resale of up to 69,865 ordinary shares (post-reverse stock split), $0.165 par value per share (the “Ordinary Shares”), by the selling stockholders named elsewhere in the Prospectus (“Selling Stockholders”).

Specifically, this Prospectus Supplement is being filed to update and supplement the information included in the Prospectus with certain information set forth below and contained in our Report on Form 6-K, which was submitted to the U.S. Securities and Exchange Commission (the “SEC”) on January 17, 2025 (the “Form 6-K”). Accordingly, we have attached the Form 6-K to this Prospectus Supplement. Any statement contained in the Prospectus shall be deemed to be modified or superseded to the extent that information in this Prospectus Supplement modifies or supersedes such statement.

Capitalized terms used but not defined herein have the meanings ascribed to them in the Prospectus.

This Prospectus Supplement is not complete without, and may not be utilized except in connection with, the Prospectus, including any supplements and amendments thereto.

We may further amend or supplement the Prospectus and this Prospectus Supplement from time to time by filing amendments or supplements as required. You should read the entire Prospectus, this Prospectus Supplement and any amendments or supplements carefully before you make your investment decision.

Our Ordinary Shares are listed on The Nasdaq Capital Market under the symbol “SMX” and our public warrants are listed on The Nasdaq Capital Market under the symbol “SMXWW”. On January 17, 2025, the closing price of our Ordinary Shares was $5.36.

Investing in our Ordinary Shares involves significant risks. You should read the section entitled “Risk Factors” beginning on page 14 of the Prospectus for a discussion of certain risk factors that you should consider before investing in our Ordinary Shares.

Neither the Securities and Exchange Commission nor any state securities commission or other regulatory body has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Prospectus Supplement is January 21, 2025

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 6-K

REPORT OF FOREIGN PRIVATE ISSUER

PURSUANT TO RULE 13a-16 OR 15d-16 UNDER THE

SECURITIES EXCHANGE ACT OF 1934

For the month of January 2025

Commission File Number: 001-41639

SMX (SECURITY MATTERS) PUBLIC LIMITED COMPANY

(Exact Name of Registrant as Specified in Charter)

Mespil Business Centre, Mespil House

Sussex Road, Dublin 4, Ireland

Tel: +353-1-920-1000

(Address of Principal Executive Offices) (Zip Code)

Indicate by check mark whether the registrant files or will file annual reports under cover of Form 20-F or Form 40-F. Form 20-F ☒ Form 40-F ☐

Exhibit Number	Description
99.1	Press Release dated January 17, 2025

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: January 17, 2025

SMX (SECURITY MATTERS) PUBLIC LIMITED COMPANY

By:	/s/ Haggai Alon
Name:	Haggai Alon
Title:	Chief Executive Officer

Exhibit 99.1

PRESS RELEASE

SMX Unveils Advanced Protection for

Cyber Hardware & Electronics

New York, New York, January 17, 2025 – SMX (Security Matters) PLC (NASDAQ:SMX; SMXWW), a pioneer in digitizing physical objects for a circular economy, has announced the deployment of its proprietary hardware protection technology designed for various applications, in the rapidly evolving fields of cyber hardware and electronics, including as applied to the Artificial Intelligence (AI) industry. SMX’s innovative system is designed to secure the integrity of electronic components and their supply chains from raw materials to final systems.

Leveraging patented sub-molecular marking, and using micro-GPS trackers and advanced blockchain encryption, the SMX technology is designed to ensure unprecedented traceability and security for electronic hardware, by integrating seamlessly into manufacturing processes and to enable full authentication.

This system offers:

●	Real-Time Authentication and Control: Authorities and manufacturers can monitor, approve, identify and verify origination of sources, to mitigate risks and anti-tampering, ensuring compliance with geolocation and ownership restrictions.
●	Blockchain-Based Digital Twin IOT2: Each marked component is paired with a tamper-proof digital twin, enabling lifecycle tracking and fraud prevention.
●	Circular Economy Enablement: SMX’s solution supports the recycling and reuse of e-waste, reducing reliance on virgin raw materials and promoting sustainability.

Cyber Hardware & Electronics

SMX highlights its growing presence in the cyber hardware segment, specifically in the protection of electronics components like NFC (Near Field Communication) and RFID (Radio Frequency Identification) chips¹. By integrating its proprietary coating and digital platform technology, SMX believes its products will provide unparalleled security and traceability for these critical components, which are integral to modern electronics. This advanced solution is designed to ensure these chips are resistant to tampering, geolocation-restricted, and fully authenticated throughout their lifecycle.

Plastic Cycle Token & Cryptocurrency

The company’s patents regarding blockchain, digital assets and virtual currency, currently being applied and utilized in SMX’s Plastic Cycle Token to provide advanced protection and traceability, is now being extended to the cryptocurrency sector. SMX is leveraging this technology to offer protection for hardware and data centers, providing licensing and service solutions tailored to the needs of the cryptocurrency industry. The Company believes this expansion will position SMX as a leader in hardware and data protection services within the digital asset market.

Aligned with its complementary visions of “AAA” – AI Autonomous Arteries – and “SSS” —From Sand to Silicon to System — SMX is extending its solutions to the core of electronics manufacturing, being able to apply its solutions to mark raw materials, printed circuit boards, and final products. This comprehensive approach is intended to create a robust foundation for high-security, sustainable supply chains.

Additionally, as global reliance on AI is expected to grow, the Company believes in the need for secure and sustainable electronics to assist that growth. With its advanced capabilities, SMX is seeking to lead the way in safeguarding the next generation of technology while addressing critical sustainability challenges.

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PRESS RELEASE

Footnotes:

1.	SMX Integrates Its Proprietary Coating and Digital Platform Technology for NFC & RFID Chip Markings and Protection, (2024) https://www.accesswire.com/959864/smx-integrates-its-proprietary-coating-and-digital-platform-technology-for-nfc-rfid-chip-markings-and-protection

For further information contact:

INVESTOR RELATION ENQUIRIES Eric Dusansky Inflection Partners, New Orleans, USA	Follow us through our social channel @secmattersltd
P: +1 917 420 1309 or +1 504 381 4603 E: eric@inflectionpartnersllc.com	@smx.tech

SMX GENERAL ENQUIRIES
E: info@securitymattersltd.com

About SMX

As global businesses face new and complex challenges relating to carbon neutrality and meeting new governmental and regional regulations and standards, SMX is able to offer players along the value chain access to its marking, tracking, measuring and digital platform technology to transition more successfully to a low-carbon economy.

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PRESS RELEASE

Forward-Looking Statements

The information in this press release includes “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, but are not limited to, statements regarding expectations, hopes, beliefs, intentions or strategies regarding the future. In addition, any statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. The words “anticipate,” “believe,” “contemplate,” “continue,” “could,” “estimate,” “expect,” “forecast,” “intends,” “may,” “will,” “might,” “plan,” “possible,” “potential,” “predict,” “project,” “should,” “would” and similar expressions may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking. Forward-looking statements in this press release may include, for example: successful launch and implementation of SMX’s joint projects with manufacturers and other supply chain participants of steel, rubber and other materials; changes in SMX’s strategy, future operations, financial position, estimated revenues and losses, projected costs, prospects and plans; SMX’s ability to develop and launch new products and services, including its planned Plastic Cycle Token, and apply its technologies to new markets; SMX’s ability to successfully and efficiently integrate future expansion plans and opportunities; SMX’s ability to grow its business in a cost-effective manner; SMX’s product development timeline and estimated research and development costs; the implementation, market acceptance and success of SMX’s business model; developments and projections relating to SMX’s competitors and industry; and SMX’s approach and goals with respect to technology. These forward-looking statements are based on information available as of the date of this press release, and current expectations, forecasts and assumptions, and involve a number of judgments, risks and uncertainties. Accordingly, forward-looking statements should not be relied upon as representing views as of any subsequent date, and no obligation is undertaken to update forward-looking statements to reflect events or circumstances after the date they were made, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws. As a result of a number of known and unknown risks and uncertainties, actual results or performance may be materially different from those expressed or implied by these forward-looking statements. Some factors that could cause actual results to differ include: the ability to maintain the listing of the Company’s shares on Nasdaq; changes in applicable laws or regulations; any lingering effects of the COVID-19 pandemic on SMX’s business; the ability to implement business plans, forecasts, and other expectations, and identify and realize additional opportunities; the risk of downturns and the possibility of rapid change in the highly competitive industry in which SMX operates; the risk that SMX and its current and future collaborators are unable to successfully develop and commercialize SMX’s products or services, or experience significant delays in doing so; the risk that the Company may never achieve or sustain profitability; the risk that the Company will need to raise additional capital to execute its business plan, which may not be available on acceptable terms or at all; the risk that the Company experiences difficulties in managing its growth and expanding operations; the risk that third-party suppliers and manufacturers are not able to fully and timely meet their obligations; the risk that SMX is unable to secure or protect its intellectual property; the possibility that SMX may be adversely affected by other economic, business, and/or competitive factors; and other risks and uncertainties described in SMX’s filings from time to time with the Securities and Exchange Commission.

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